Filed pursuant to Rule 433
Registration Statement 333-139481
STATE OF ISRAEL BONDS Current Investment Rates
Valid November 15, 2008 Through November 22, 2008

JUBILEE ISSUE BONDS (Fifth Series)
Bond	Rate	Maturity Date
3-YEAR	1.72%	November 1, 2011
5-YEAR	2.93%	November 1, 2013
MINIMUM SUBSCRIPTION: $25,000 AND MULTIPLES OF $5,000
•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Interest paid every May 1st and November 1st.
•	1-Year, 2-Year and 10-Year Jubilee Bonds are not offered in this sales period.

STATE OF ISRAEL SAVINGS BOND (Second Series)
Bond	Rate	Maturity Payment	Maturity Date
3-YEAR	1.49%	(holder receives $2,611 per $2,500 unit at maturity)	November 1, 2011
MINIMUM SUBSCRIPTION: $2,500 AND MULTIPLES OF $2,500
•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	1-Year, 2-Year, and 10-Year Savings Bonds are not offered in this sales period.

MAZEL TOV BOND
Bond	Rate	Maturity Payment	Maturity Date
5-YEAR	2.94%	(holder receives $116 per $100 unit at maturity)	December 1, 2013
MINIMUM SUBSCRIPTION: $100 AND MULTIPLES OF $50
•	Issued on the 1st of each month.
•	10-Year Mazel Tov Bonds are not offered in this sales period.
•	Maximum allowable amount purchased by one person on a specific date, registered in the name of one holder, is $2,500.

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified above. For current rates, please visit our website.
The bonds may not be transferred, sold or pledged (except under certain limited circumstances).

The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the State of Israel or the Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request.

DEVELOPMENT CORPORATION FOR ISRAEL
STATE OF ISRAEL BONDS

This is a representative sampling of the securities offered. This is not an offering, which can be made only by prospectus. Read it carefully before investing to fully evaluate the risks associated with investing in State of Israel bonds. To request a prospectus please call 1-800-229-9650 or visit us at

www.israelbonds.com
Member FINRA, SIPC